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                                                                    Exhibit 99.1

PixTech Enters Into Private Placement of Preferred Stock

     SANTA CLARA, Calif., and ROUSSET, France, Dec. 23 /PRNewswire/ -- PixTech, Inc. (Nasdaq: PIXT; EASDAQ: PIXT) today announced that certain investors have purchased preferred stock of the Company for an aggregate investment of $8,275,000. The preferred stock sold by the Company is convertible into PixTech common stock after June 21, 1999 at a conversion price generally equal to approximately $2.25 per share or the market price of the common stock at the time of the conversion. In addition to the conversion feature, the preferred stock has a liquidation preference equal to the purchase price of the preferred stock and a cumulative dividend. The preferred stock will automatically convert into common stock on December 22, 2003. The preferred stock is redeemable at the option of the Company at the issue price upon certain events. PixTech has also undertaken to file a registration statement covering the resale of both the newly issued common stock and the common stock issuable upon conversion of the preferred stock. Jean-Luc Grand-Clement, PixTech's Chairman and Chief Executive Officer, stated, "This financing reflects continuing support from certain existing investors, as well as interest from new investors, both in the U.S. and in Europe."

     The issuance of the preferred stock has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such Act.

About PixTech, Inc.

     PixTech designs, develops and manufactures field emission displays (FEDs), a new type of flat-panel display. The Company operates a flat-panel display pilot manufacturing facility in Montpellier, France and an R&D facility and sales office in Santa Clara, Calif. PixTech is currently developing high-volume manufacturing capabilities for its FEDs in Taiwan, under a contract manufacturing arrangement with Unipac, a Taiwanese AM-LCD manufacturer. PixTech has also established a marketing partnership with Sumitomo Corporation, its exclusive distributor in Japan. More information is available from the Company's web site at www.pixtech.com. Statements that are not historical facts, including statements about PixTech's confidence and strategies, the timing of its manufacturing plans with Unipac, and its distribution agreement with Sumitomo, the development of new or existing products, technologies and opportunities, marked demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include but are not limited to, the risk associated with transitioning to high volume manufacturing of FED displays at Unipac, product demand and market acceptance risks, commitment of Unipac and/ or of PixTech licensees, ability of the Company to grant other licenses under FED technology, validity and enforceability of PixTech's patent rights, infringement by PixTech of other patent rights, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal, social and economic risks and other risks detailed in PixTech's Securities and Exchange Commission filing including its Form 10-K for the year 1997 and any subsequent filings.
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SOURCE  PixTech, Inc.

/CONTACT: Yves Morel, VP, Chief Financial Officer of PixTech, Inc., in Europe, 33-0-4-42-29-10-00; or Lillian Armstrong or Kris Otridge of Lippert/Heilshorn & Associates, 415-433-3777, for PixTech, Inc.; or investors, Laurence Kipfer, or media, Laurence Marquezy of Actus Finance & Communication, in Europe, 33-0-1-53-67-36-36, for PixTech, Inc.